+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

         Aplin                      Gregory                           D.
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        (Last)                      (First)                        (Middle)

      1400 Turbine Drive
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                                   (Street)

      Rapid City                  South Dakota                        57701
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Green Tree Financial Corporation
                                               ("GNT")
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   000-00-0000
                                                                  --------------

4.  Statement for Month/Year      November 1997
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)   11/25/97
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [ ] Director    [x] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

      Executive Vice President
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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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Common Stock           11/20/97    P              5,000        (A)      $31.0625        9,000                (D)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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Stock Options (1)
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Stock Options (3)
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Stock Options (3)
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Stock Options (3)
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Stock Options (3)                     $33.50               11/22/97          (A)                      35,000
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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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 1. Title of Derivative       6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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

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Stock Options (1)              (2)    12/14/2003  Common Stock  80,000       $5.96875
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Stock Options (3)              (4)    7/12/2005   Common Stock  80,000       $24.00
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Stock Options (3)              (5)    5/15/2006   Common Stock  60,000       $33.375
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Stock Options (3)              (6)    12/7/2006   Common Stock  25,000       $23.375(7)
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Stock Options (3)              (8)    11/22/2007  Common Stock  35,000                     280,000             (D)
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

Explanation of Responses:
(1) Granted pursuant to the Company's 1987 Employee Stock Option Plan.
(2) Vest in 1/3 increments yearly beginning one year from date of grant (12/14/93).
(3) Granted pursuant to the Company's 1995 Employee Stock Option Plan.
(4) Vest in 1/5 increments yearly beginning one year from date of grant
    (7/12/95).
(5) Vest in 1/5 increments yearly beginning one year from date of grant
    (5/15/96).
(6) Vest in 1/5 increments yearly beginning one year from date of grant
    (12/7/96).
(7) If options are not exercised until after 12/7/2001, the price shall be $23.375.
(8) Vest in 1/5 increments yearly beginning one year from date of grant (11/22/97).

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                 /s/ GREGORY D. APLIN            Dec. 1, 1997
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date